Exhibit 10.2

RESTRICTIVE COVENANT

AND

TECHNOLOGY CROSS LICENSE Agreement

THIS RESTRICTIVE COVENANT AND TECHNOLOGY CROSS LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of March 10, 2020, by and among Lencore Acoustics Corporation, a New York corporation (the “Seller”), Jonathan S. Leonard (the “Stockholder”), Mercury Notifications LLC, a New York limited liability company (the “Subsidiary”) and EMMIS QOZ BUSINESS, LLC, an Indiana limited liability company (the “Purchaser” and together with the Seller Parties, the “Parties” and each, a “Party”).  Capitalized terms used and not defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

Recitals

WHEREAS, the Stockholder owns certain outstanding equity securities of Seller;

WHEREAS, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof, Purchaser has agreed to acquire the Acquired Assets as describe therein;

WHEREAS, each of Seller and Purchaser are not willing to consummate the transactions contemplated by the Purchase Agreement (collectively, the “Transaction”) absent execution and delivery of this Agreement by Purchaser and the Seller Parties, respectively at the closing of the Transaction; and

WHEREAS, each of the Purchaser and the Seller Parties are willing to execute and deliver this Agreement to induce Purchaser to consummate the Transaction.

WHEREAS, the Acquired Assets include all of the Company Intellectual Property (other than the Intellectual Property expressly identified within the Excluded Assets), including, without limitation, trade secrets, software code, technical knowledge and know-how relating to Sound Masking Systems;

WHEREAS, prior to the Effective Date, Seller has sold a relatively small number of Combination Mass Notification and Sound Masking Systems, which include both mass notification functionality and sound masking functionality, and has issued quotes for Combination Mass Notification and Sound Masking Systems to a relatively small number of additional potential purchasers;

WHEREAS the Acquired Assets and Excluded Assets each may include assets useful in either or both of Sound Masking Systems and in Mass Notification Systems;

WHEREAS, Seller desires to use and practice, and Purchaser desires to grant Seller the right to use and practice, the Purchaser Licensed IP for use in Mass Notification Systems on the terms and conditions set forth herein;

WHEREAS, Purchaser desires to use and practice, and Seller desires to grant Purchaser the right to use and practice, the Seller Licensed IP for use in Sound Masking Systems on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.Certain Defined Terms.  For purposes of this Agreement, the following terms have the following meanings:

(a)“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For the avoidance of doubt, the Seller and its subsidiaries shall be deemed to be Affiliates of the Stockholder and other Seller Parties for purposes of this Agreement.

(b)“Confidential Information” means all non-public information, data, documents, agreements, files and other materials of Purchaser included in the Acquired Assets, whether stored in written, electronic or other form or media, including all analyses, compilations, reports, forecasts, studies, samples and other documents which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials.  Without limiting the generality of the foregoing, the term “Confidential Information” includes: (i) any and all product specifications, data, know-how, formulae, compositions, processes, sketches, photographs, drawings, samples, inventions and ideas (past, current and planned), research and development, current and planned manufacturing or distribution methods and processes, computer software and programs (including object code and source code), database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) included in the Acquired Assets; (ii) any and all information concerning the Restricted Business and/or the Acquired Assets (including customer lists, current and anticipated customer requirements, price lists, market studies, business plans, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans); and (iii) any trade secrets concerning the Restricted Business.  The above list is not exhaustive, and Confidential Information also includes other information included in the Acquired Assets that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Notwithstanding any other provision of this Agreement, “Confidential Information” shall not include: information (or any embodiment thereof) that is not as of the date hereof in the possession of or known to the Seller Parties.

(c) “Control” means the ability to control the actions of an entity by virtue of possession of over fifty percent (50%) of the voting equity of such entity, or through contractual entitlement to voting control of such entity’s board of directors, management committee, or other similar executive governing body.

(d)“Combination Mass Notification and Sound Masking System” means a Mass Notification System that is capable of performing the functionality of both a Mass Notification System and a Sound Masking System.

(e)“Improvements” means all enhancements, improvements or modifications (whether or not patentable) made by a Seller Party on or to the Acquired Assets, or any portion thereof, and any new innovation relating to or useful in a Sound Masking System, to the extent made by Seller or a Seller Representative after the Effective Date, provided however, that this term expressly excludes any enhancement, improvement, modification or innovation to the extent that it is not derivative of the Acquired Assets or any other Improvement.

(f)“Know-How” means any and all specifications (including directions, instructions, technical information, test protocols and procedures); studies and analyses (including results); data (including manufacturing and production data); prototypes; technology; knowledge and information (including conceptions, ideas, innovations, discoveries, inventions, enhancements, modifications, processes, methods, formulae and techniques); documentation (including designs, drawings and plans); and software, pertaining to a particular technical subject matter, whether or not it is Confidential Information or qualifies as a Trade Secret.

(g)“Mass Notification System” means a unified communication system (including a network of loudspeakers, a power amplifier and controls) intended to optimize the clear, intelligible communication (which may be through voice and visual instructions, as well as alert and evacuation signals, and other communication methods, including SMS, email, popups, and social media) of critical information within buildings and/or outdoor areas about emergencies, including but not limited to fire, human-caused events (accidental and intentional), other dangerous situations, accidents, natural disasters, terrorist activities, hazardous chemical releases, severe weather, and other situations that may endanger the safety of the occupants of an area or facility.

(h)“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, company or other entity or any governmental authority or agency.

(i)“Proprietary Information” means all Confidential Information that is not a Trade Secret.

(j)“Purchaser Field of Use” means use of Seller Licensed IP in furtherance of the design, manufacture and sale of Sound Masking Systems.

(k)“Purchaser Licensed IP” means Intellectual Property that is a part of the Acquired Assets owned by Purchaser, whether patented or otherwise, whether documented or oral, including, without limitation, patents, patent applications, patentable inventions, utility models, industrial designs, rights in designs, know-how, copyrights, copyrightable works, copyright registrations, moral rights, topography rights, rights in databases, trade secrets, legally protectable technical information, engineering drawings, specifications,

Confidential Information and any other intellectual property or proprietary rights eligible for protection under the laws of any country, state, or jurisdiction, in all cases whether or not registered or registerable and including registrations and applications for registrations of any of these and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world.  The foregoing shall not include any trademarks, service marks, trade dress, trade names, corporate names, domain names, uniform resource locators (urls), internet addresses, or applications for any of the foregoing items set forth in this sentence.

(l)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors, solely to the extent and at such times as such Person is acting in such capacity.

(m)“Restricted Business” means the business of designing, developing, manufacturing, selling, marketing, servicing, licensing, commercializing and/or otherwise providing sound masking products and services, other than within the Seller Field of Use.

(n)“Seller Field of Use” means a use of Purchaser Licensed IP for:

(i)incorporation into Mass Notification Systems that have no sound masking functionality (i.e., that are not Sound Masking Systems) and performance of warranty work and servicing of Mass Notification Systems that have no sound masking functionality (i.e., that are not Sound Masking Systems);

(ii)incorporation into Combination Mass Notification and Sound Masking Systems that Seller sells, within six (6) months of the Effective Date, solely to the purchasers identified as “Existing Customers” or “Authorized Customers” in Appendix A; and

(iii)warranty work and maintenance of Combination Mass Notification and Sound Masking Systems sold pursuant to subsection (ii) immediately above or sold on or before the Effective Date.

(o) “Seller Licensed IP” means Intellectual Property that is either (i) a part of the Excluded Assets or (ii) an Improvement, in each case, owned by Seller, whether patented or otherwise, whether documented or oral, including, without limitation, patents, patent applications, patentable inventions, utility models, industrial designs, rights in designs, know-how, copyrights, copyrightable works, copyright registrations, moral rights, topography rights, rights in databases, trade secrets, legally protectable technical information, engineering drawings, specifications, Confidential Information and any other intellectual property or proprietary rights eligible for protection under the laws of any country, state, or jurisdiction, in all cases whether or not registered or registerable and including registrations and applications for registrations of any of these and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world.  The foregoing shall not include any trademarks, service marks, trade dress, trade names, corporate names, domain names, uniform resource locators (urls), internet addresses, or applications for any of the foregoing items set forth in this sentence.

(p)“Seller Party” means Seller, Stockholder and Subsidiary.

(q) “Sound Masking System” means a system of integrated components (including, but not limited to, a network of loudspeakers, electronic random sound/noise generators with an equalizer or sound spectrum shaper, a power amplifier and controls) that work together to deliver background sound to a space for a desired effect, such as, but not limited to, reducing noise distractions, protecting speech privacy, improving acoustics in a workplace or other space or increasing comfort.

(r)“Territory of Restriction” means the geographic territory described on Exhibit A attached hereto.

(s)“Territory of License” means the universe.

(t)“Trade Secret” means all Confidential Information that is protected as such under the Defend Trade Secrets Act of 2016, 18 U.S.C. §§ 1836 et seq., the Uniform Trade Secrets Act, codified in Indiana as Ind. Code §§ 24-2-3-1 et seq., or by any other applicable trade secret law.

PART A - RESTRICTIVE COVENANT AGREEMENT

Section 2.Acknowledgments of the Seller Parties.  The Seller Parties hereby acknowledge the following matters, all of which are being relied upon by Purchaser in consummating the Transaction and in accepting the benefits of this Agreement:

(a)Stockholder has occupied a position of trust and confidence with the Seller and as a result of such position have become familiar with certain Confidential Information.

(b)All of the Confidential Information known by or in the possession of any Seller Party is the property of Purchaser.

(c)Purchaser, in purchasing the Acquired Assets has invested, substantial time, and money in purchasing the Restricted Business, which includes Confidential Information that Purchaser expects will provide it with a competitive advantage over others in the business that design, manufacture and sell Sound Masking Systems.

(d)Purchaser’s business operations are international in scope, and Purchaser expects the products and/or services related to the Restricted Business will be marketed throughout the world, and that in operating the Restricted Business, Purchaser will compete with other businesses that are, or could be, located in any part of the world.

(e)Purchaser has required that the Seller Parties make the covenants and agreements set forth in this Agreement as a condition to Purchaser consummating the Transaction, and Purchaser is relying on such covenants and agreements in consummating the Transaction.

(f)The covenants and agreements set forth in this Agreement are reasonable (including, where applicable, as to scope, duration and geographical area) and are necessary to protect and preserve Purchaser’s interests in and rights to the Restricted Business and/or the Acquired Assets.

(g)Purchaser may be irreparably damaged if the Seller Parties were to breach any of the covenants or agreements set forth in this Agreement.

(h)Money damages alone may not be adequate to compensate Purchaser for a breach or threatened breach of this Agreement by the Seller Parties.

Section 3.Non-Competition Covenant.  For a period of five (5) years from the date hereof, each of the Seller Parties shall not (and shall not permit any of their controlled Affiliates to), directly or indirectly, in whole or in part:

(a)engage or invest in;

(b)own, manage, operate, finance or provide financial assistance to;

(c)control, participate in the ownership, management, operation, financing or control of;

(d)be employed by or associated with, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, member or similar capacity;

(e)lend financial credit to; or

(f)render services or advice to,

any Person, business, company or enterprise that (directly or indirectly) is engaged in, or contemplates being engaged in designing, developing, manufacturing, selling, marketing, servicing, licensing, commercializing and/or otherwise providing Sound Masking Systems anywhere in the Territory of Restriction.  Notwithstanding the foregoing, the Seller Parties and their respective Affiliates may: (x) acquire, in the aggregate, not more than five percent (5%) of the equity securities of any such enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed and traded on any national securities exchange; and (y) conduct activities within the Seller Field of Use.

Section 4.Non-Solicitation of Employees and No-Hire Covenants.  Except as otherwise expressly set forth in the Transition Services Agreement, for a period of five (5) years from the date hereof, each of the Seller Parties shall not (and shall not permit any of its controlled Affiliates to), directly or indirectly, either for his, her or its own behalf or on behalf of any Affiliate to knowingly (including without limitation after five-day notice provided by Purchaser):

(a)induce or attempt to induce any employee of Purchaser to leave the employ of Purchaser;

(b)in any way interfere with the relationship between Purchaser and any of its employees; or

(c)recruit, hire, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Purchaser, except that a general solicitation which is not directed specifically to any such employees shall not be deemed a violation of the foregoing restrictions on solicitation but shall not be an exception to foregoing restrictions on hiring, employing or engaging Purchaser’s employees.

Section 5.Non-Interference; Non-Solicitation of Customers.  For a period of five (5) years from the date hereof, the Seller Parties shall not (and shall not permit any of their respective Affiliates to), directly or indirectly, either for his, her or its own behalf or on behalf of any Affiliate:

(a)solicit, contact or service (including, but not limited to, by way of electronic mail, social media, regular mail, express mail, telephone, facsimile, instant message and other forms of electronic transmission), or assist or participate in the solicitation, contact or service of, any customer, or distributor, of the Company’s Business and/or the Purchaser’s Restricted Business for the purpose of offering, accepting or providing goods or services competitive with those offered by Purchaser with respect to the Restricted Business; or

(b)induce any customer, supplier, distributor, licensee or other business relation of the Restricted Business to cease doing business with Purchaser or otherwise detract from or degrade Purchaser’s relationship with such Person with respect to Purchaser’s continued operation of the Restricted Business.

Purchaser acknowledges and agrees that (i) the Seller Parties will be actively engaged in the business of designing, developing, manufacturing, selling, marketing, licensing, commercializing and/or otherwise providing Mass Notification Systems after the Effective Date, and (ii) the Seller Parties’ activities solely with respect to Mass Notification Systems or as otherwise permitted by the Transition Services Agreement, this Agreement with respect to the Seller Field of Use or any other written agreement between Purchaser and a Seller Party or an Affiliate of a Seller Party shall not be considered a breach of Sections 5(a) or (c) above.

Section 6.Non-Disparagement.

(a)For a period of five (5) years from the date hereof, except as necessary or desirable to enforce the terms and conditions of the Purchase Agreement or any other Transaction Document, the Seller Parties shall not (and shall not permit any of his, her or its controlled Affiliates to) publish or communicate to any Person or in any public forum (including, without limitation, in any electronic forum) any defamatory or disparaging remarks, comments or statements concerning (A) Purchaser, or (B) the Restricted Business as conducted by Purchaser.

(b)For a period of five (5) years from the date hereof, except as necessary or desirable to enforce the terms and conditions of the Purchase Agreement or any other Transaction Document, Purchaser shall not (and shall not permit any of its controlled Affiliates to) at any time, directly or indirectly publish or communicate to any Person or in any public forum (including, without limitation, in any electronic forum) any defamatory or disparaging remarks, comments or statements concerning (A) the Seller Parties, or (B) the n.Form Business.

(c)For purposes of this Section 6, a disparaging statement is any communication which, if publicized to another, would reasonably be expected to cause the recipient of the communication to question (i) the business condition, integrity, competence or good character of the Person to whom the communication relates, or (ii) the quality of the products and services offered by the Person to whom the communication relates and, for purposes of clarity and notwithstanding anything to the contrary herein, does not include any communication necessary or desirable to enforce the terms and conditions of the Purchase Agreement, this Agreement or any other Transaction Document.

PART B – TECHNOLOGY CROSS LICENSE AGREEMENT

Section 7.Licenses Granted.

(a) Purchaser to Seller.  Subject to the terms and conditions of this Agreement, Purchaser hereby grants to Seller a perpetual, irrevocable, non-exclusive, fully-paid, royalty-free, non-transferable license in and to the Purchaser Licensed IP, without right of sublicense (except as set forth in Section 7(c) herein), to design, develop, use, make, have made, import, export, offer to sell, sell, deliver, install, support, maintain and otherwise commercially exploit the Purchaser Licensed IP only in the Seller Field of Use in the Territory of License.

(b)Seller to Purchaser.  Subject to the terms and conditions of this Agreement, Seller hereby grants to Purchaser a perpetual, irrevocable, non-exclusive, fully-paid, royalty-free, non-transferable license in and to any Seller Licensed IP, without right of sublicense (except as set forth in Section 7(c) herein), to design, develop, use, make, have made, import, export, offer to sell, sell, deliver, install, support, maintain and otherwise commercially exploit the Seller Licensed IP only in the Purchaser Field of Use in the Territory of License.

(c)Limited Right to Sublicense.  Each of Seller and Purchaser may sublicense the rights granted under Section 7(a) and 7(b) (in each case, without any further right of sublicense and subject to the limitations of Section 8) to:

(i)any Affiliate or third-party service provider, in furtherance of provision of services to Seller or Purchaser, respectively, or to their respective customers in furtherance of the sale, installation, maintenance or repair of Mass Notification Systems, or Sound Masking Systems, as applicable; and

(ii)end users of Seller’s and Purchaser’s Mass Notification Systems and Sound Masking Systems, respectively, solely as necessary for such end users to use the relevant products and services included therein within the permitted Seller Field of Use or Purchaser Field of Use, respectively.

Section 8.Limitations and Obligations of Licensees.

(a)Each Party hereby acknowledges that the licenses granted in Section 7(a) and Section 7(b) are specific to the stated Seller Field of Use and Purchaser Field of Use, respectively, and hereby agree that it shall not use the Purchaser Licensed IP or Seller Licensed IP, as applicable outside thereof.  Further, Purchaser agrees not to use the Acquired Assets to sell Mass Notification Systems.

(b)Each Party hereby acknowledges that the licenses granted in Section 7(a) and 7(b) does not include any rights to trademarks, service marks, trade dress or trade names or any technology or Intellectual Property owned or licensed other than the Purchaser Licensed IP and Seller Licensed IP, as applicable.

(c)Nothing herein shall be construed as granting, by implication, estoppel or otherwise, any ownership right to Seller in or to the Purchaser Licensed IP or to Purchaser in the Seller Licensed IP.

(d)Each Party agrees, for itself and its controlled Affiliates and permitted assigns, not to contest or challenge the validity or ownership of the other Party’s Intellectual Property associated with Purchaser Licensed IP or Seller Licensed IP, respectively.

(e)During the six-month period following the Effective Date, Seller shall provide monthly reports to Purchaser identifying all Combination Mass Notification and Sound Masking Systems properly sold to the purchasers identified as “Existing Customers” or “Authorized Customers” in Appendix A.

Section 9.Registration, Maintenance and Enforcement of Purchaser Licensed IP and Seller Licensed IP.

(a)Registration and Maintenance.  During the Term, each of Purchaser and Seller shall have the sole right, but not any obligation, in its sole discretion, to decide whether to pursue any patents, copyright registrations or any other form of intellectual property registration for each item of Intellectual Property that such Party owns and to decide whether to adopt or implement policies and practices with respect to the protection of such Intellectual Property, including the Purchaser Licensed IP, or Seller Licensed IP, respectively, including decisions whether to take any actions to file and prosecute, maintain in force, and enforce any intellectual property applications and/or registrations in the Territory of License.

(b)Unauthorized Use.  Each of Purchaser and Seller shall have the sole right, but not any obligation, in its sole discretion, to decide whether to take any action against any third party for infringement, misappropriation or such other violation which Purchaser or Seller (as applicable) determines to be appropriate (which may, but need not necessarily include, the initiation and prosecution of litigation with respect thereto).  To the extent Seller or Purchaser requests in writing, the other Party shall provide, at the requesting Party’s expense, reasonable cooperation in conducting such action.  Each Party shall have the sole right, at its sole discretion and at its expense, to control any suit or action taken on account of any such infringement, misappropriation, or other violation of its Intellectual Property.

(c)Inquiries.  Each of Seller and Purchaser shall promptly refer to the other Party any inquiry regarding the acquisition of or need for rights in the Purchaser Licensed IP or Seller Licensed IP, respectively.

(d)Disclosure of Improvements.  For a period of ten (10) years from the date hereof, upon receipt of a written request from Purchaser, but in no event more than once in any calendar year, the Seller Parties shall act in good faith to reasonably disclose to Purchaser any and all material Improvements that have been made by a Seller Party, either solely or jointly with any person, since the time of any prior disclosure or certification under this Section 9(d), to the knowledge of the Seller Parties after reasonable inquiry.  Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall not be liable for any monetary or other damages arising from any failure to disclose information required by this Section 9(d), except to the extent that such failure is wilful or made in bad faith.

PART C – GENERAL PROVISIONS

Section 10.Representations and Warranties.

(a)Representations and Warranties.  Each Party hereto warrants, represents and covenants to the other Parties during the Term, as an essential part of this Agreement that: (i) each is duly organized and validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable; (ii) each has all requisite power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder; (iii) the execution of this Agreement has been duly authorized by each Party’s board of directors, or board of managers, as the case may be, and has been duly executed and delivered by each Party and constitutes the valid and legally binding obligation of each Party, enforceable in accordance with its terms; (iv) no Party has any agreement with, or obligation to, any third party that conflicts in any way with his, her or its obligations under this Agreement; and (v) no Party has, in any material respect, violated any applicable federal, state, local or foreign law, regulation or order or any other requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal that would impair the rights granted by the Parties hereunder or materially impair such Party’s ability to perform its obligations hereunder (including any law, regulation, order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices or terms and conditions of employment).

(b)Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT BY THIRD PARTIES, FITNESS FOR ANY PARTICULAR PURPOSE, SAFETY OR EFFICACY RESPECTING ANY INFORMATION OR MATERIALS PROVIDED TO THE OTHER PARTY PURSUANT TO, OR IN ASSOCIATION WITH, PERFORMANCE OF THIS AGREEMENT, INCLUDING ANY WARRANTIES CONCERNING THE INHERENT PROPERTIES OF ANY PRODUCTS SOLD IN ACCORDANCE WITH THIS AGREEMENT, INFRINGEMENT OR MISSAPPROPRIATION OF ANY THIRD PARTIES’ INTELLECTUAL PROPERTY RIGHTS, OR VALIDITY OR ENFORCEABILITY OF ANY INTELLECTUAL PROPERTY RIGHTS.  DUE TO THE COMPLEX NATURE OF COMPUTER SOFTWARE, PURCHASER DOES NOT WARRANT THAT THE PURCHASER LICENSED IP IS, AND SELLER DOES NOTWARRANT THAT ANY SELLER LICENSED IP WILL BE, COMPLETELY ERROR FREE, WILL OPERATE WITHOUT INTERRUPTION, OR IS COMPATIBLE WITH ALL EQUIPMENT AND SOFTWARE CONFIGURATIONS.  EACH OF PURCHASER AND SELLER EXPRESSLY ASSUME ALL RISK FOR THEIR USE OF BOTH THE SELLER LICENSED IP AND PURCHASER LICENSED IP.  For the avoidance of doubt, any Party’s use of any Purchaser Licensed IP or Seller Licensed IP under this Agreement is considered to be a use of such Purchaser Licensed IP or Seller Licensed IP AS-IS.

Section 11.Assumption of Risk and Limitation of Remedies.

(a)Assumption of Risk. Each of Purchaser and Seller assumes all responsibility for and all risk of damage or injury that may occur as a result of its (or any of its respective Affiliates’ or sublicensees’) making, having made, using, importing, exporting, offering to sell, selling and having sold any product in which it has incorporated any Purchaser Licensed IP or Seller Licensed IP, respectively.

(b)Limitation of Remedies.  Except with respect to (i) a Party’s wilful uncured breach of this Agreement, (ii) the provisions of this Agreement relating to Section A Restrictive Covenants and Section 13 (Confidentiality), and (iii) use of the Purchaser Licensed IP or Seller Licensed IP outside of the Seller Field of Use or Purchaser Field of Use, as applicable, under no circumstances will a Party be liable to the other Party for any indirect, incidental, consequential, special or punitive damages of any kind arising from or relating to this Agreement, the Purchaser Licensed IP or any Seller Licensed IP, whether grounded in tort (negligence, strict product liability or other tort), contract or other theory of liability and whether or not the other Party knows or has reason to know of the possibility of any such damages.  The sole monetary remedy for a breach of this Agreement shall be actual damages.  Notwithstanding the foregoing, punitive damages to the extent actually awarded to a third-party shall be recoverable hereunder.  Under no circumstances shall this Agreement be terminated, or any rights of any Party granted hereunder be limited beyond any limitations expressly specified herein.

Section 12.Indemnification.

(a)Mutual Indemnification.  Each Party agrees to defend, indemnify and hold harmless the other Party and the other Party’s Affiliates and their respective officers, directors, shareholders, members, employees, agents and customers from and against any and all losses, liabilities, damages, out-of-pocket costs and expenses (including reasonable attorneys’ fees) arising from, relating to or in connection with any third-party claim arising from, relating to or in connection with (i) a breach of any representation or warranty made by such Indemnifying Party in this Agreement; (ii) any breach or failure by such Indemnifying Party to comply with or perform fully any covenant or agreement under this Agreement; and/or (iii) the sale of any product by the Indemnifying Party (as defined below) to a third party, whether or not such sale involves a product that incorporates any Purchaser Licensed IP or Seller Licensed IP, as applicable, and whether or not such claim is made under a theory of design defect, manufacturing defect or any other theory of product liability or otherwise.

(b)Procedure.  As a condition precedent to the obligations pursuant to Section 12(a), any Person entitled to indemnification hereunder (the “Indemnified Party”) shall give prompt written notice to the Party providing indemnification hereunder (the “Indemnifying Party”) of any claim covered by the indemnification obligations hereunder; provided, however, that a delay in such notice shall not terminate the Indemnifying Party’s indemnification obligations hereunder, unless such delay shall have materially impaired the defense of such claim.  The Indemnifying Party shall have sole and exclusive control of the defense of any such claim, including the choice and direction of any legal counsel.  The Indemnified Party shall cooperate, at the Indemnifying Party’s sole cost, expense or liability, with the Indemnifying Party with respect to such claim and the Indemnified Party shall promptly execute and deliver such documents, instruments or other agreements as may be requested by the Indemnifying Party with respect to any settlement or resolution thereof, provided that the Indemnified Party shall incur no liability, cost or expense in connection with such settlement or resolution.  The Indemnified Party may not settle or compromise any such claim without the prior written consent of the Indemnifying Party.

Section 13.Confidentiality Covenants of the Seller Parties.

(a)The Seller Parties shall not (and shall not permit any of their respective controlled Affiliates or Representatives to) communicate, disclose, divulge, reveal or convey (whether directly or indirectly, orally, in writing or otherwise, voluntarily or inadvertently) in any manner or by any means of communication whatsoever, any Confidential Information to any Person; provided, however, that the foregoing shall not restrict the Seller Parties (or any of their respective Affiliates or Representatives) from disclosing any Confidential Information: (x) that is or becomes generally known to and available for use by the public, other than as a result of the fault of (i) any of the Seller Parties, (ii) any Affiliates or Representatives of the foregoing, or (iii) any other Person bound by a duty of confidentiality to Purchaser or its Affiliates; or (iv) to the extent such disclosure is expressly required or permitted by the provisions of the Purchase Agreement or Transition Services Agreement.

(b)If any Seller Party, or any of their respective Affiliates or Representatives is required, in the opinion of the his/its counsel to disclose any Confidential Information by law, regulation or legal or regulatory process, the Seller Parties, respectively, shall: (i) take all reasonable steps (at Purchaser’s sole cost and expense) to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public; (ii) give Purchaser prompt prior written notice of such request or requirement so that Purchaser may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with Purchaser (at Purchaser’s sole cost and expense) to obtain such protective order or other remedy.  In the event that such protective order or other remedy is not obtained, the Seller Parties (or such other Persons to whom such request is directed) may furnish that portion (and only that portion) of the Confidential Information which, on the advice of the Seller Parties’ counsel, is legally required to be disclosed and, upon Purchaser’s request, use such Person’s best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c)Except as expressly permitted in Part B of this Agreement, the Seller Parties shall not (and shall not permit any of their respective controlled Affiliates or Representatives to) use, directly or indirectly, any Confidential Information for such Person’s own account or for the benefit of any third party.

(d)Each of the Seller Parties shall use reasonable care, at least as protective as the efforts it uses with respect to its own Confidential Information, to safeguard Purchaser’s Confidential Information from use or disclosure other than as permitted hereby.  All Trade Secret information, and each individual item of Trade Secret information, shall be safeguarded by the Sellers Parties as required by this Agreement in perpetuity or until such time as such information no longer remains a Trade Secret under applicable law, whichever occurs first, at which time such information shall be considered Proprietary Information.  All Proprietary Information, and each individual item of Proprietary Information, shall be safeguarded by the Seller Parties as required by this Agreement for a period of five (5) years from the date hereof, or until such time the Seller Party no longer has its obligation set forth in Section 13(a), with respect to such Proprietary Information, whichever occurs first.

Section 14.Term.  The “Term” of this Agreement shall commence on the Effective Date and shall continue in perpetuity.

Section 15.Binding Nature.  Except as otherwise provided in this Agreement or as otherwise required by law, this Agreement is binding upon and inures to the benefit of the Parties and their respective successors, personal representatives, heirs, devisees, guardians and assigns.

Section 16.Remedies.  In addition to their right to damages, the Parties shall have the right to obtain temporary and permanent injunctive relief and any other equitable relief (in each case without the necessity of posting any bond or other security therefor) to restrain or prevent any breach or threatened breach of this Agreement or otherwise to specifically enforce the terms of this Agreement.  The rights and remedies of the Parties hereunder are cumulative and not alternative.

Section 17.Assignment.  Neither Party may assign this Agreement or any part thereof other than (i) to an Affiliate, (ii) to an entity that purchases or takes a security interest in all, or substantially all of the assets of such assignor, or with whom such assignor merges where the assignor is not the surviving party, (iii) in a restructuring in which the beneficial holders of at least fifty percent (50%) of the voting equity following such assignment are the same as prior to the assignment; in each case so long as the assignee agrees in writing to be bound by the terms of this Agreement, and (iv) with the written consent of the other Party.  For purposes of this provision, a change of control of a Party pursuant to purchase and sale of a Party’s equity (including the equity of any person that Controls such Party), or any other event pursuant to which the ability to control the operations of such Party changes, shall not be considered an assignment.

Section 18.No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 19.Notice.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by electronic mail of a PDF document (and with the sender thereof not receiving a bounce back or undeliverable notification) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 19):

If to Seller:	Mercury Notifications, Inc. 1 Crossways Park Drive W Woodbury, NY 11797 Attention: Jonathan Leonard (jsleonard@mercuryn.com)
with a copy to (which shall not constitute notice):	Zuber Lawler & Del Duca LLP 350 South Grand Avenue, 32nd Floor Los Angeles, CA 90071 Attention: Josh Lawler (jlawler@zuberlawler.com)
If to Purchaser:	EMMIS QOZ BUSINESS, LLC 40 Monument Circle Indianapolis, IN 46204 Attention: Legal Department (legal@emmis.com)
with a copy to (which shall not constitute notice):	Taft Stettinius & Hollister LLP One Indiana Square, Suite 3500 Indianapolis, IN 46204 Attention: Brad Schwer (bschwer@taftlaw.com)

Section 20.Compliance.  Purchaser and Seller shall each comply with the provisions of all applicable federal, state, and local laws, ordinances, regulations and codes (including procurement of required permits or certificates) in fulfilment of their obligations under this Agreement.  All Intellectual Property licensed pursuant to this Agreement is subject to U.S.  export and foreign transactions control regulations.  Each Party agrees to comply with all applicable U.S. export control laws and regulations, specifically including the requirements of the Arms Export Control Act, 22 U.S.C.  2751-2794, including the International Traffic in Arms Regulation (ITAR), 22 C. F R. 120 et seq.; and the Export Administration Act, 50 U.S.C. app. 2401-2420, including the Export Administration Regulations, 15 C.F.R. 730-774; including the requirement for obtaining any export license or agreement, if applicable.  Without limiting the foregoing, each Party agrees that it will not transfer any information it receives from the other Party that constitutes an export of controlled items, data, or services, to include transfer to foreign persons employed by or associated with, or under contract to such Party or their suppliers, without the authority of an export license, agreement, or applicable exemption or exception.

Section 21.Amendment and Modification.  This Agreement may be amended by the Parties only by execution of an instrument in writing signed by Purchaser and the Seller.

Section 22.No Waiver.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  No waiver of a right, power or privilege under this Agreement shall be valid or enforceable unless in writing and signed by the Person holding such right, power and privilege and then such waiver shall only be applicable to the specific instance in which it is given.

Section 23.Governing Law.  This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

Section 24.Submission to Jurisdiction.  Any legal suit, action or proceeding arising out of, based upon or in any way relating to this Agreement shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in Nassau County, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 25.Waiver of Jury Trial.  Each of the Parties to this Agreement acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.  Each Party to this Agreement hereby certifies and acknowledges that: (a)no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action; (b)such Party has considered the implications of this waiver; (c)such Party makes this waiver voluntarily; and (d)such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 25.

Section 26.Severability.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by applicable law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.  If any of the covenants set forth in Sections 3, 4 or 5 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Seller Parties to the greatest extent permissible.

Section 27.Extension and Termination of Covenants.  In the event of a material breach by the Seller Parties (or any of their respective Affiliates) of any covenant set forth in Sections 3, 4 or 5 of this Agreement, in respect of which such Seller Party does not provide reasonable cure following written notice from Purchaser, the term of such covenant will be extended by the period of the duration of such breach.

Section 28.Entire Agreement.  This Agreement (including its Appendices and Exhibits), constitutes the sole, entire and integrated agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. As of the date hereof, there are no agreements, arrangements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement that are not set forth or expressly referred to herein.

Section 29.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 30.Relationship of the Parties.  No Party shall, as a result of this Agreement, have any authority to act for or on behalf of or to bind another Party in any fashion.

Section 31.Bankruptcy.  All rights and licenses granted by a Party to the other under this Agreement are and shall be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)).  Each Party shall have all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof.  Without limiting the generality of the foregoing, each Party acknowledges and agrees that, if the other Party or its estate becomes subject to any bankruptcy or similar proceeding:

(a)subject to such Party’s rights of election under Section 365(n), all rights, licenses, and privileges granted to a Party under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by such Party’s rejection of this Agreement; and

(b)such Party shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in such Party’s possession, shall be promptly delivered to such Party, or its designee, unless such Party elects to and does in fact continue to perform all of its obligations under this Agreement.

Section 32.Construction.  The headings of sections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders.  The singular includes the plural and vice versa.  This Agreement has been jointly drafted by the Parties and shall not be construed against either Party.  The word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified.

26858959

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Emmis QOZ Business, LLC
By:	/s/ J. Scott Enright
Printed:	J. Scott Enright
Title:	Executive Vice President

Lenore Acoustics Corporation
By:	/s/ Jonathan S. Leonard
Printed:	Jonathan S. Leonard
Title:	Authorized Officer

Mercury Notifications, LLC
By:	/s/ Jonathan S. Leonard
Printed:	Jonathan S. Leonard
Title:	Authorized Officer

/s/ Jonathan S. Leonard
Jonathan S. Leonard

[Signature Page to Restrictive Covenant and Technology Cross License Agreement]

EXHIBIT A

Territory of Restriction

1.	Bermuda
2.	Brazil
3.	Canada
4.	Colombia
5.	Costa Rica
6.	India
7.	Malaysia
8.	Mexico
9.	Netherlands
10.	Panama
11.	Philippines
12.	United Kingdom
13.	United States of America

APPENDIX A

Combination Mass Notification and Sound Masking Systems

Existing Customers

American Family Mutual Insurance Company S.I.

Digi-Key/ Digi-Key Electronics

Ford Motor Company/ Ford Land/Ford VPEC

Mayo Clinic

Seagate

Sentry Insurance

Sentry World

Stoughton Hospital

Tenet Healthcare

Georgia Pacific - Wisconsin

Authorized Customers (including scope of work quoted)

Landmark Credit

Rush Medical

UW Health

Sisters of Sorrowful Mothers

HPE